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                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                       FORM 8-K

                                    CURRENT REPORT
                           PURSUANT TO SECTION 13 OR 15(d)
                        OF THE SECURITIES EXCHANGE ACT OF 1934



                                  February 18, 1998
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                          (Date of earliest event reported)


                                Fed One Bancorp, Inc.
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                (Exact name of registrant as specified in its charter)


Delaware                                0-25348                       55-0736264
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(State or other jurisdiction    (Commission File Number)           (IRS Employer
of incorporation)                                            Identification No.)



21 Twelfth Street, Wheeling, West                                     26003-3295
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(Address of principal executive offices)                              (Zip Code)


                                    (304) 234-1100
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                 (Registrant's telephone number, including area code)


                                    Not Applicable
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                (Former name, former address and former fiscal year,
                            if changed since last report)


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ITEM 5.   OTHER EVENTS

     On February 18, 1998, Fed One Bancorp, Inc. (the "Company") and United Bankshares, Inc. ("United") announced that they had entered into an Agreement and Plan of Merger, dated as of February 18, 1998 (the "Agreement"), which sets forth the terms and conditions pursuant to which the Company would be merged with and into a wholly-owned subsidiary of United (the "Merger"). The Agreement provides, among other things, that as a result of the Merger, each outstanding share of common stock of the Company (subject to certain exceptions) will be converted into the right to receive 0.75 (subject to adjustment as provided in the Agreement, the "Exchange Ratio") of a newly-issued share of United common stock. The Exchange Ratio is subject to adjustment to prevent dilution as a result of stock dividends, stock splits and the like, including without limitation a proposed 100% stock dividend declared by United and payable March 27, 1998 to shareholders of record of United as of March 13, 1998, which will result in an adjustment in the Exchange Ratio to 1.50 upon effectiveness of such stock dividend. The Exchange Ratio also is subject to potential adjustment at the election of United in the event that the Company elects to terminate the Agreement because the average price of the United common stock during a specified period falls below $38.94 and this decline in value is 20% greater than the percentage decline in the weighted average price of the common stocks of a group of similar financial institutions.

     It is anticipated that the Merger will constitute a tax-free reorganization under the Internal Revenue Code and be accounted for as a "pooling-of-interests" under generally accepted accounting principles.

     Consummation of the Merger is subject to a number of conditions, including, but not limited to, (i) the approval of the Agreement by the stockholders of the Company and the approval of an amendment to United's articles of incorporation which increases United's authorized common stock by the stockholders of United and (ii) the receipt of all required regulatory approvals.

     The Agreement also provides for the merger of Fed One Bank, the Company's banking subsidiary with and into United National Bank, United's lead banking subsidiary.

     In connection with the Agreement, the Company and United entered into a Stock Option Agreement pursuant to which the Company granted United an option to purchase up to 19.9% of the Company's Common Stock at a purchase price of $33.50 per share upon the occurrence of certain events, as set forth in the Stock Option Agreement.

     In connection with the Agreement, United and Alan E. Groover, Chairman, President and Chief Executive Officer of the Company, entered into a Consulting Agreement which generally provides, among other things, that Mr. Groover shall provide consulting services to United during the 18 months following the Merger and that United shall (i) pay to Mr. Groover

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$1,000 per month during such period and (ii) permit Mr. Groover and his spouse to participate in all group insurance, life insurance, health and accident, and disability plans, programs and arrangements offered by United to its executive employees and their spouses for a period commencing on the date that United is no longer entitled to provide employee benefits to Mr. Groover pursuant to his existing employment agreements with the Company and the Bank and ending on the earlier of Mr. Groover's 65th birthday and the date of Mr. Groover's full-time employment by an employer (provided that Mr. Groover is entitled to and accepts, under the terms of such employment, benefits substantially similar to those to be provided pursuant to the Consulting Agreement).

     The press release issued by the Company and United with respect to the announcement of the Agreement is included as Exhibit 99.1 hereto.

     The foregoing descriptions of and references to all of the above-mentioned agreements and documents are qualified in their entirety by reference to the complete texts of the agreements and documents which are filed as exhibits to this Current Report on Form 8-K.

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ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a)  Not Applicable.

     (b)  Not Applicable.

     (c)  Exhibits:

          2.1 Agreement and Plan of Merger, dated as of February 18, 1998, between the Company and United

          2.2 Stock Option Agreement, dated as of February 18, 1998, between the Company and United

          2.3 Consulting Agreement, dated as of February 18, 1998, between the Company and Alan E. Groover

          99.1   Press Release, dated February 18, 1998


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                                      SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              FED ONE BANCORP, INC.



Date:  February 19, 1998      By:    /s/ Alan E. Groover
                                     ---------------------------
                                     Alan E. Groover
                                     Chairman, President and Chief Executive
                                     Officer


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